Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) entered into as of June 18, 2025 by and among Game Foundry Ai, Inc., a Nevada corporation (“Buyer”), Gaxos.ai, Inc. a Nevada corporation (“Seller”). Buyer and Seller are each referred to herein as a “Party” and together as the “Parties.”

RECITALS

A. Seller owns and operates a mobile games business mainly via the Websites under the Domain Names (i) gaxosgaming.com and (ii) gaxosgaminglabs.com (the “Company Websites”), and the software and software services made available to end users via the Company Websites and mobile applications, all of which it has designed, maintains and from time to time modifies (such business and operations as presently conducted being referred to herein as the “Business”).

B. Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, the assets of Seller associated with the Business, wheresoever located, upon the terms and subject to the conditions set forth herein.

C. Seller, on the one hand, and Buyer, on the other hand, desire to make certain representations and warranties and other agreements in connection with the transactions contemplated hereby.

D. Concurrent with the execution and delivery of this Agreement, as a material inducement to Buyer to enter into this Agreement, Buyer and Seller shall enter into: (i) a General Assignment and Bill of Sale in the form attached hereto as Exhibit A (the “Bill of Sale”); (ii) a Domain Name Assignment in the form attached hereto as Exhibit B (the “Domain Name Assignment”); and (iii) an Intellectual Property Rights Assignment in the form attached hereto as Exhibit C (the “Intellectual Property Rights Assignment”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I
SALE AND PURCHASE OF ASSETS

1.1 Sale and Purchase of Assets.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer free and clear of all Liens, and Buyer shall purchase from Seller, all of its right, title and interest in and to the Purchased Assets for 2,200,000 shares of common stock of Buyer (the “Consideration”).

1.2 Purchased Assets.  For purposes of this Agreement, the term “Purchased Assets” shall consist of:

(a) the Products listed on Schedule 1.2 (a);

(b) the Transferred Intellectual Property Rights;

(c) the Transferred Technology;

(d) the Web Content;

(e) the Customer Lists;

(f) all claims of Seller against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or non-contingent; and

(g) all rights to recover past, present and future damages for the breach, infringement or misappropriation, as the case may be, of any of the foregoing.

1.3 Excluded Assets. Notwithstanding Section 1.2, and notwithstanding any other provision of this Agreement, Seller shall not sell or transfer to Buyer, and Buyer not acquire from Seller, and the Purchased Assets will not include (a) any other assets of Seller not included in the Purchased Assets; or (c) and Third Party Assets (collectively the “Excluded Assets”).

1.4 No Assumed Liabilities. The term “Liabilities” means liabilities, obligations, commitments or responsibilities of any nature whatsoever. Buyer shall not assume and shall not be liable for any Liabilities of Seller, all of which shall be retained and discharged by Seller as it determines.

1.5 The Closing.  The closing of the transaction contemplated by this Agreement (the “Closing”) shall be closed by e-mail exchange of documents and wire transfer of funds by Buyer and their respective counsel on the date hereof (the “Closing Date”).

1.6 Deliveries by Seller.  At the Closing, Seller will deliver or cause to be delivered to Buyer the following:

(a) a counterpart of the Bill of Sale in the form attached hereto as Exhibit A duly executed by Seller;

(b) a counterparts of the Domain Name Assignment in the form attached hereto as Exhibit B duly executed by Seller;

(c) a counterpart of the Intellectual Property Rights Assignment in the form attached hereto as Exhibit C; and

(d) all other documents, instruments and writings reasonably requested by Buyer that are reasonably necessary to assign, convey, transfer and deliver to Buyer, good and valid title to the Purchased Assets.

Without limiting the foregoing, all Seller Software included in the Transferred Technology shall, at Buyer’s request, be delivered to Buyer by electronic means. Delivery shall be complete upon delivery of the user identification and passcodes to the servers upon which the Transferred Technology is located. Seller shall deliver all current versions of the Transferred Technology (whether released versions or development versions). To the extent that Seller cannot grant possession of certain assets to Buyer as of the Closing, those assets shall be held by Seller for and on behalf of Buyer until such time as Buyer or its designee is granted possession thereof.

1.7 Deliveries by Buyer.  At the Closing, Buyer will deliver or cause to be delivered to Seller the following:

(a) the Consideration by issuing to Seller 2,200,000 shares of common stock of Buyer, evidenced by a stock certificate registered in Seller’s name (or, if uncertificated, by book-entry notation in the records of Buyer’s transfer agent);

(b) a counterpart of the Bill of Sale in the form attached hereto as Exhibit A duly executed by Buyer;

(c) counterparts of the Domain Name Assignment in the form attached hereto as Exhibit B duly executed by Buyer; and

(d) a counterpart of the Intellectual Property Rights Assignment in the form attached hereto as Exhibit C;

1.8 Further Assurances.  On and after the Closing, upon the reasonable request of a Party, the other Party shall prepare, execute and deliver such other and further agreements, instruments, certificates, and other documents, and take, do and perform such other and further actions, as may be reasonably necessary or appropriate in order to effectuate the purposes and intent of this Agreement and to consummate the transactions contemplated hereby.

1.9 Sales and Transfer Taxes.  Seller shall pay and indemnify Buyer against all applicable sales and transfer Taxes (or any similar Taxes) and all recording and filing fees that may be imposed, assessed or payable by reason of the operation or as a result of this Agreement including the sales, transfers, leases, rentals, licenses, and assignments contemplated hereby (“Transfer Taxes”). Buyer and Seller shall use commercially reasonable efforts, to the extent permitted by Law, to reduce any applicable Transfer Taxes.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements in this Article II are true and correct as of the date hereof:

2.1 Organization, Qualification and Corporate Power.  Seller is a corporation duly organized, validly existing under the laws of the jurisdiction of its organization. Seller has all requisite corporate power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound. Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it in the conduct of its business makes such qualification or licensing necessary.

2.2 Authorization of Transaction.  Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and no further action is required on the part of Seller to authorize the Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which it is a party have been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitute valid and binding obligations of Seller, enforceable against it in accordance with their terms.

2.3 Noncontravention.  Neither the execution and delivery by Seller of this Agreement or the Ancillary Agreements, nor the consummation by Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate of formation or operating agreement of Seller, (b) require on the part of Seller any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of any obligations under, create in any party the right to terminate, modify any provision or cancel, or require any notice, consent or waiver under, any Contract (the “Required Consents”), (d) result in the imposition of any Lien upon any of the Purchased Assets, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Purchased Assets.

2.4 Title to Properties; Absence of Liens

(a) Seller has good and marketable title to all of the Purchased Assets, free and clear of any Liens. The Purchased Assets are hereby transferred, conveyed and assigned to Buyer free and clear of any Liens.

(b) Seller has, and as of immediately prior to the Closing will have, good and valid title to, or a valid license or other rights to use, the Purchased Assets, and as of the Closing, the Purchased Assets shall be free and clear of any Liens.

2.5 Intellectual Property.

(a) Each item of Transferred Intellectual Property Rights and Transferred Technology is free and clear of any Liens. Seller hereby sells all of its right, title and interest in and to, each item of Transferred Intellectual Property Rights and Transferred Technology.

(b) Seller has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use, any Intellectual Property Right to any other Person that is, or would otherwise be, a Transferred Intellectual Property Right other than standard end user license agreements entered into in the ordinary course of business of Seller.

(c) Except as set forth on Schedule 2.6(c) to this Agreement, Seller does not use any Software that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) in the operation of the Business.

(d) To the knowledge of Seller, the Purchased Assets, do not infringe or misappropriate the Intellectual Property Rights of any Person.

(e) There are no Contracts between Seller and any other Person with respect to the Purchased Assets, including the Transferred Intellectual Property Rights, under which there is any dispute or any overtly threatened dispute regarding the scope of such Contract or performance under such Contract.

(f) To the knowledge of Seller, no Person is infringing or misappropriating the Transferred Intellectual Property Rights.

(g) Seller has taken reasonable steps to protect Seller’s rights in the Confidential Information and Trade Secrets of Seller associated with or related to the Purchased Assets.

(h) Other than Open Source Materials, no third party possesses any copy of any Source Code to any Seller owned Software included in any of the Purchased Assets and Seller shall have delivered to Buyer all copies of such Source Code, and Seller shall not have retained any copy of any Source Code to any Software that is Transferred Technology.

(i) All current and former employees and consultants of Seller have executed a proprietary rights and confidentiality agreement in customary form and all current and former employees and consultants of Seller who have created or modified any of the Technology have executed such an agreement assigning all of such employees’ and consultants’ rights in and to the Transferred Technology and the Transferred Intellectual Property Rights to Seller.

(j) Other than any Third Party Assets licensed to Seller, Seller is not required to make or accrue any royalty or other payment to any third party in connection with any of the Purchased Assets. To the extent Seller has any license or other contract for Third Party Assets relevant to the Products, which is assignable by Seller to Buyer, Seller will use reasonable efforts to facilitate such assignment. For any license or contract for Third Party Assets that is not assignable, Buyer shall be responsible for procuring any rights.

2.6 Complete Copies of Materials.  Each document delivered to Buyer or its counsel by Seller in connection with this Agreement and the transactions contemplated hereby was a true and complete copy of such document.

2.7 Litigation.  There is no Action pending and, to the knowledge of Seller, there is no Action threatened against Seller in connection with the Business. Seller has not received written notice of any overt threat by any third party of the intent to file or initiate an Action, which would be material to the Business or the Purchased Assets.

2.8 Brokers’ Fees.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

2.9 No Material Misstatements or Omissions.  Neither this Agreement, the Schedules or Exhibits hereto, nor any certificate or document furnished by Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.1 Organization.  Buyer is a duly organized corporation, validly existing and in good standing under the laws of the State of Nevada.

3.2 Authorization of Transaction.  Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and no further action is required on the part of Buyer or its members or other equity owners to authorize the Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which it is a party have been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitute valid and binding obligations of Buyer.

3.3 Brokers’ Fees.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, enforceable against it in accordance with their terms.

3.4 Noncontravention.  Neither the execution and delivery by Buyer of this Agreement or the Ancillary Agreements, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate of incorporation or bylaws or other organizational documents of Buyer, or (b) require on the part of Buyer any filing with, or any permit, authorization, consent or approval of, any Governmental Entity.

3.5 Issuance of the Consideration. The Consideration is duly authorized and, at the Closing, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Buyer other than restrictions on transfer provided for in this Agreement.

3.6 Capitalization. The Buyer is authorized to issue (i) [_________] shares of Common Stock, of which there are [_________] shares issued and outstanding, and (ii) [_________] shares of Preferred Stock, of which there are [_________] shares issued and outstanding, all as of the date hereof. Purchaser has reserved from its duly authorized capital stock the Consideration issuable at the Closing pursuant to this Agreement. When issued by Buyer in accordance with the terms of this Agreement, the Consideration: (a) will be issued free and clear of all Liens, except those imposed by applicable securities laws; (b) will be validly and duly issued and fully paid and non-assessable; and (c) will not be subject to any preemptive or similar rights of a stockholder of Buyer to subscribe for or purchase additional securities of Buyer as a result of such issuance.

ARTICLE IV
COVENANTS

4.1 Noncompete; Nonsolicitation.

(a) For a period of one (1) year commencing on the Closing Date or for so long as Seller is in existence, whichever is shorter (the “Noncompete Period”), Seller shall not, without Buyer’s prior written consent, directly or indirectly own, have an interest in (other than as a less than 1% equity owner of any Person traded on any national, international or regional stock exchange or in the over-the-counter market), operate, join, control, or participate in, or be connected with as a partner, consultant or otherwise with, any Competing Business, and they will not directly or indirectly engage in the Competing Business anywhere within the United States or any foreign country in which Buyer is at any time conducting business during the Noncompete Period.

(b) During the Noncompete Period, Seller shall not, directly or indirectly:

(i) (A) Divert, entice away, solicit or in any other manner persuade, or attempt to do any of the foregoing (“Solicit”), any person who is, to Seller’s knowledge, an officer or employee of Buyer or its subsidiaries to accept employment with Seller or a third party, (B) Solicit any Person who is, or was, at any time within six (6) months, an officer, employee, agent or consultant of Seller or, to Seller’s knowledge, Buyer or its subsidiaries, to work for a third party engaged in a business that is a Competing Business or to engage in any of the activities hereby prohibited under Section 4.1(a), or subparagraph (ii) below, or (C) Solicit any consultant or contractor included in the Purchased Assets to work for Seller or a third party engaged in a business that is a Competing Business; or

(ii) Solicit, (A) any person or entity which, to the knowledge of Seller, is an actual or prospective customer of Buyer or its subsidiaries, to become a customer of any third party engaged in a Competing Business or (B) to the knowledge of Seller, any customer, supplier, licensee, licensor, consultant or other business relation to cease doing or materially reduce its business with Buyer or its subsidiaries.

(c) Seller agrees that the restrictive covenants contained in this Section 4.1 are reasonable under the circumstances and further agree that the covenants contained in this Section 4.1 should be interpreted in such a manner as to be effective and valid under applicable Law. In the event any provision of this Section 4.1 or portion thereof shall be held to be illegal or unenforceable, the remainder of this Section 4.1 or such provision shall remain in full force and effect. If any one or more of the provisions contained in this Section 4.1 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with applicable Law.

4.2 Confidentiality.

(a) Seller acknowledges that included in the Purchased Assets are certain Intellectual Property Rights that Seller has used in the Business and that have commercial value in the Business and accordingly have been treated by Seller as confidential. All such information, including all Source Code, other than Open Source Materials, and any information furnished to Buyer pursuant to Section 1.1 (collectively, the “Confidential Information”) shall be kept confidential by Seller as provided below; provided, however, that the term “Confidential Information” shall not include any information which shall have been made public by Seller or its affiliates prior to the date hereof or which shall be made public by Buyer or its affiliates or any third party at any time after the Closing Date. Seller agrees that on and after the Closing Date, they and their affiliates will keep in confidence all Confidential Information and neither Seller nor any of its affiliates will, without Buyer’s prior written consent, use or disclose any Confidential Information, except to the extent (i) necessary to comply with any legal requirements in connection with Seller’s ownership or operation of the Purchased Assets on or prior to the Closing Date, such as the filing of income tax returns or reports or (ii) Seller or any of their affiliates becomes legally compelled (e.g., by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, in which case, Seller or its affiliate, as the case may be, will provide Buyer with prompt written notice so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 4.2. If such protective order or other remedy is not obtained or Buyer waives compliance with the provisions of this Section 4.2, Seller or its affiliates, as the case may be, will furnish only that portion of the Confidential Information which is legally required.

(b) Except as provided in Section 4.2(c), each Party hereto agrees that this Agreement and every provision hereof shall be strictly confidential and shall not be disclosed to any other person other than: (i) with the written consent of Seller and Buyer; (ii) if it is required by Law; (iii) if it is made pursuant to existing contractual obligations; or (iv) if it is required by any rule or regulation of any securities exchange or regulatory or governmental body whether or not this has the force of law.

(c) Notwithstanding the foregoing, the confidentiality obligations set forth in Section 4.2(b) shall not prevent or restrict Buyer in any way from announcing to or otherwise notifying third parties at any time following the Closing that it has purchased the Purchased Assets and introducing itself as successor.

4.3 Access to Information.  After the Closing Date, the Parties shall provide to each other and to their respective officers, authorized employees, accountants, counsel and other authorized representatives, upon reasonable request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third party confidentiality obligation), reasonable access for inspection and copying of all the Business Records and any other information relating to the Business or the Purchased Assets existing as of the Closing Date, and shall make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, and as otherwise may be necessary or desirable to enable the Party requesting such assistance to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Entity, including filing any tax returns and responding to Tax audits or Tax authority disputes with respect to the Business and the Purchased Assets; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one Party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement.

ARTICLE V
INDEMNIFICATION

5.1 Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and their respective members, employees, agents and representatives, and their respective successors and assigns (collectively, the “Buyer Indemnitees”), from and against, and pay or reimburse the Buyer Indemnitees for, any and all losses, claims, actions, damages, Liabilities, Taxes, obligations, fines, proceedings, deficiencies, and out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (collectively, “Losses”), resulting from or arising out of:

(a) any inaccuracy in or breach of any representation or warranty made by Seller in Article 3 hereof or in any certificate furnished by Seller in connection herewith;

(b) any breach or nonperformance of any covenant or obligation made or incurred by Seller in this Agreement; and

(c) the imposition or attempted imposition by a third party of any liability on any Buyer Indemnitee arising from Seller’s operation of the Business or otherwise.

5.2 Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and their respective members, employees, agents and representatives, and their respective successors and assigns (collectively, the “Seller Indemnitees”), from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses, resulting from or arising out of:

(a) any inaccuracy in or breach of any representation or warranty made by Buyer in Article 2 hereof or in any certificate furnished by Seller in connection herewith;

(b) any breach or nonperformance of any covenant or obligation made or incurred by Seller in this Agreement; and

(c) the imposition or attempted imposition by a third party of any liability on any Buyer Indemnitee arising from Seller’s operation of the Business or otherwise.

ARTICLE VI
MISCELLANEOUS

6.1 Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

6.2 Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, except that without the consent of the other Party or Parties any Party may assign its rights hereunder in connection with any sale of all or substantially all of the assets of such Party or a transfer of voting control of such Party, including by way of merger; provided that the acquiror or assignee agrees to assume and be bound by the obligations of such Party under this Agreement.

6.3 Counterparts and Electronic Signature.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures sent by facsimile, PDF transmission via electronic mail or other electronic means shall constitute originals.

6.4 Notices.  All notices, requests, demands, claims, and other communications required or permitted hereunder shall be in writing and shall be deemed duly delivered (i) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, or (iii) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below (which may be changed by giving the other Parties notice in the manner herein set forth):

To Buyer:

Game Foundry Ai Inc.

18335 Collins Ave Suite 3122

Sunny Isles Beach, FL 33160

Attention: Menachem Ben-Or

with a copy to:

Smith Eilers, PLLC

149 S. Lexington Ave.

Asheville, NC 28801

Attention: William Eilers

To Seller or the Members:

Gaxos.AI Inc.

101 Eisenhower Pkwy, Suite 300

Roseland, NJ 07068

Attention: Vadim Mats

with a copy to:

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112

Attention: Richard A. Friedman, Esq.

Fax:

6.5 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

6.6 Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

6.7 Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any delay of exercise of any right under this Agreement shall not constitute a waiver of such right.

6.8 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The Parties shall use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.9 Expenses.  Except as expressly provided in this Agreement, the Parties shall bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VII
DEFINITIONS

7.1 “Action” means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

7.2 “affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

7.3 “Ancillary Agreements” means the Bill of Sale, the Domain Name Assignment and the Intellectual Property Rights Assignment Agreement.

7.4 “business day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of New York or any other day on which banking institutions are not required to be open in the State of New York.

7.5 “Business Records” means all books, records, ledgers and files or other similar information of Seller used or held for use in the operation or conduct of the Business, including price lists, Customer Lists, vendor lists, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, research materials and product testing reports required by any Governmental Entity, but excluding any such items to the extent any applicable Law prohibits their transfer.

7.6 “Charter Documents” means Seller’s certificate of formation and operating agreement or other applicable corporate formation documents, each as amended to date and in full force and effect on the date hereof.

7.7 “Code” means the Internal Revenue Code of 1986, as amended.

7.8 “Competing Business” means developing, enhancing, marketing, licensing and supporting products that compete with the Products.

7.9 “Contract” means any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license.

7.10 “Customer Lists” means all lists of customers of Seller or prospective customers solicited by Seller.

7.11 “Derivative Work” shall have the meaning ascribed to it under the United States Copyright Law, Title 17 U.S.C. Sec. 101 et. seq., as the same may be amended from time to time.

7.12 “Development Tools” means development software, development documentation, compilers, interpreters, system build software, test suites, testing tools and documentation, support tools, revision control systems and environments and other materials used in or necessary to the use, development, testing, maintenance, support, modification or implementation of the Products or other development activities of the Business.

7.13 “Employee” shall mean any current or former employee, consultant or director of Seller who has provided services to Seller or any of its predecessors.

7.14 “Intellectual Property Rights” means any and all rights throughout the world in, arising out of, or associated with any of the following: (i) all models and designs and patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (collectively, “Patents”); (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how and technology (collectively, “Trade Secrets”); (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications (collectively, “Copyrights”); (iv) all industrial designs and any registrations and applications therefor; (v) all trade names, logos, trademarks and service marks; trademark and service mark registrations and applications (collectively, “Trademarks”); (vi) all databases and data collections (including knowledge databases, customer lists and customer databases); (vii) all rights in Software and documentation; (viii) rights to Uniform Resource Locators, Website addresses and domain names listed on Schedule 7.14 (collectively, “Domain Names”); (ix) any similar, corresponding or equivalent rights to any of the foregoing; and (x) all goodwill associated with any of the foregoing.

7.15 “Law” means any national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any Governmental Entity.

7.16 “Liability” means any indebtedness, obligation or other liability (whether absolute, accrued, matured, contingent, known or unknown, fixed or otherwise, or whether due or to become due), including any fine, penalty, judgment, award or settlement respecting any judicial administrative or arbitration proceeding, damage, loss, claim or demand with respect to any Law.

7.17 “Lien” means, with respect to any asset, (i) any mortgage, deed of trust, Lien, pledge, charge, security interest, easement, covenant, right of way, restriction (excepting those restrictions imposed by federal or state securities laws), equity, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar right), defect of title, or other encumbrance of any kind or character in or on such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

7.18 “Object Code” means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

7.19 “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, including any Governmental Entity.

7.20 “Product” means: (i) Seller Websites and the Seller owned Software in each case, in existence on or prior to the Closing Date; (ii) all designs, packaging, displays, marketing materials, presentations, white papers and documentation associated with any of the foregoing; (iii) all versions of any of the foregoing, including prior releases, alpha and beta test versions, new versions or portions thereof currently under development and the most current development versions of any of the foregoing; (iv) and (v); all documentation and training materials used with or necessary for use or operation of any of the foregoing.

7.21 “Software” means computer software and code, including assemblers, applets, compilers, Source Code, Object Code, data (including image and sound data), Development Tools, design tools and user interfaces, in any form or format, however fixed. Software shall include Source Code listings and documentation.

7.22 “Source Code” means computer software and code, in form other than Object Code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

7.23 “Taxes” means all taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and including any liability for the Taxes of another Person.

7.24 “Technology” means technology, technical and business information and all tangible embodiments of Intellectual Property Rights, including Software, Development Tools, systems, files, records, databases, drawings, artwork, designs, displays, audio-visual works, devices, hardware, apparatuses, documentation, manuals, specifications, flow charts, web pages, customer lists, electronic and other data, and other tangible embodiments of, or materials describing or disclosing, technical or business data, concepts, know-how, show-how, techniques, Trade Secrets, inventions (whether patentable or unpatentable), algorithms, formulae, processes, routines, databases, works of authorship and the like.

7.25 “Third Party Assets” means any asset or Intellectual Property Rights used by Seller but not owned by Seller or any other asset for which Seller does not have the right to sell or transfer as listed on Schedule 7.25.

7.26 “Transferred Intellectual Property Rights” means all Intellectual Property Rights owned or transferable by Seller, including such Intellectual Property Rights embodied in the Products, Development Tools, Web Content, or the Transferred Technology, including all Copyrights embodied by the Products.

7.27 “Transferred Technology” means all Technology owned or transferable by Seller pertaining to the manufacture, use, sale, license, distribution, marketing, building, modification, debugging, operation or other exploitation of any of the Products, Development Tools and Web Content. To the extent that any Software constitutes Technology, all versions and releases of such Software, in both Source Code and Object Code form, shall be included as Technology.

7.28 “Web Content” means all content owned by Seller pertaining to the Products and displayed or available on Seller Websites.

7.29 “Webpage” means a page, document, or file viewable within a Website (i.e., that is presented as part of the Website and not as a link to another Website).

7.30 “Website” shall mean a collection, compilation, or other organization of Webpages at a single Domain Name.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

Game foundry ai, inc.

By:
Name:	Menachem Ben-Or
Title:	CEO

SELLER:

GAXOS.ai, INC.

By:
Name:	Vadim Mats
Title:	CEO

[Signature Page to Asset Purchase Agreement]